                                                                    EXHIBIT 13.4

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-Q

     [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                For the quarterly period ended September 30, 1998

                                       or

     [_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                          Commission file number: 24572

                               GENEMEDICINE, INC.
             (Exact name of registrant as specified in its charter)

                      Delaware                        76-0355802
          (State or other jurisdiction of           (IRS Employer
           incorporation or organization)         Identification No.)

             8301 New Trails Drive, The Woodlands, Texas 77381-4248
               (Address of principal executive office) (zip code)

                                 (281) 364-1150
              (Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes |X| No |_|

As of November 5, 1998, there were outstanding 14,579,376 and 3,750,000 shares of Common Stock and Series B Preferred Stock, par value $.001, respectively, of the registrant.

                               GENEMEDICINE, INC.
                (A Delaware Corporation in the Development Stage)

                                    FORM 10-Q

                                TABLE OF CONTENTS

                                                                       PAGE NO.

COVER PAGE................................................................ 1
TABLE OF CONTENTS......................................................... 2

PART I. FINANCIAL INFORMATION

ITEM 1. Financial Statements

Balance Sheets as of September 30, 1998 and December 31, 1997............. 3

Statements of Operations for the three and nine months ended September
30, 1998 and September 30, 1997, and for the period from inception
(January 2, 1992) through September 30, 1998.............................. 4

Statements of Cash Flows for the nine months ended September 30, 1998 and September 30, 1997, and for the period from inception (January 2, 1992)
through September 30, 1998................................................ 5

Notes to Financial Statements............................................. 6

ITEM 2.

Management's Discussion and Analysis of Financial Condition and
Results of Operations..................................................... 8

PART II.  OTHER INFORMATION...............................................11

SIGNATURES................................................................12

                               GENEMEDICINE, INC.
                (A Delaware Corporation in the Development Stage)
                                 BALANCE SHEETS

                                                                          September 30,       December 31,
                                                                              1998                1997
                                                                              ----                ----
                                                                           (unaudited)
                               ASSETS

Current Assets:
Cash and cash equivalents ...........................................      $  1,201,190       $    873,180
Short-term investments ..............................................        17,218,089         23,708,845
Prepaid expenses and other ..........................................           242,307            175,128
                                                                           ------------       ------------

            Total current assets ....................................        18,661,586         24,757,153
                                                                           ------------       ------------

Equipment, furniture and leasehold improvements, net ................         2,777,353          3,220,987
Deposits and other assets ...........................................             3,707              9,195
                                                                           ------------       ------------

Total Assets ........................................................      $ 21,442,646       $ 27,987,335
                                                                           ============       ============

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued liabilities ............................      $    957,654       $  1,454,986
Deferred grant revenue ..............................................                --             89,737
Current portion of capital lease obligations ........................           108,079            270,166
                                                                           ------------       ------------

            Total current liabilities ...............................         1,065,733          1,814,889
                                                                           ------------       ------------

Long-term Liabilities:
Deferred contract revenue ...........................................         3,669,970          2,919,970
Capital lease obligations, net of current portion ...................                --             54,814
                                                                           ------------       ------------

            Total long-term liabilities .............................         3,669,970          2,974,784
                                                                           ------------       ------------

Commitments

Stockholders' Equity:
Convertible preferred stock, $.001 par value; 20,000,000 shares
            authorized; 3,750,000 issued and outstanding ............             3,750              3,750
Common stock, $.001 par value; 40,000,000 shares authorized;
            14,579,376 and 13,911,422 shares issued and outstanding .            14,579             13,911
Additional paid-in capital ..........................................        74,262,669         70,097,651
Deferred compensation ...............................................                --            (56,348)
Deficit accumulated during the development stage ....................       (57,574,055)       (46,861,302)
                                                                           ------------       ------------

            Total stockholders' equity ..............................        16,706,943         23,197,662
                                                                           ------------       ------------

Total Liabilities and Stockholders' Equity ..........................      $ 21,442,646       $ 27,987,335
                                                                           ============       ============

The accompanying notes are an integral part of these financial statements.

                               GENEMEDICINE, INC.
                (A Delaware Corporation in the Development Stage)
                            STATEMENTS OF OPERATIONS
                                   (unaudited)


                                       Three months ended                    Nine months ended               Inception
                                          September 30,                         September 30,            (January 2, 1992)
                                -------------------------------       -------------------------------         through
                                     1998               1997               1998               1997             1998
                                     ----               ----               ----               ----             ----
Revenues:
Contract revenue .........      $  1,045,000       $  1,000,000       $  3,067,500       $  3,500,000       $ 15,247,500
Research and development
grant revenue ............                --            120,000            219,181            509,000          1,745,578
Interest income ..........           286,369            406,143            967,288          1,272,552          6,665,359
                                ------------       ------------       ------------       ------------       ------------

Total revenues ...........         1,331,369          1,526,143          4,253,969          5,281,552         23,658,437

Expenses:
Research and development .         3,788,791          3,299,805         11,510,386         10,068,103         60,998,134
General and administrative         1,172,758          1,192,736          3,435,071          3,384,489         19,717,037
Interest expense .........             5,758             13,394             21,265             50,186            517,321
                                ------------       ------------       ------------       ------------       ------------

Total expenses ...........         4,967,307          4,505,935         14,966,722         13,502,778         81,232,492
                                ------------       ------------       ------------       ------------       ------------

Net loss .................      $ (3,635,938)      $ (2,979,792)      $(10,712,753)      $ (8,221,226)      $(57,574,055)
                                ============       ============       ============       ============       ============

Loss per share ...........      $      (0.25)             (0.22)             (0.74)             (0.60)
                                ============       ============       ============       ============

Shares used in computing
loss per share ...........        14,578,666         13,800,544         14,469,110         13,656,360
                                ============       ============       ============       ============

The accompanying notes are an integral part of these financial statements.

                               GENEMEDICINE, INC.
                (A Delaware Corporation in the Development Stage)
                            STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                                                                                     Inception
                                                                                      Nine months ended           (January 2, 1992)
                                                                                         September 30,                 through
                                                                                -------------------------------     September 30,
                                                                                    1998               1997              1998
                                                                                    ----               ----              ----
Cash flows from operating activities:
Net loss .................................................................      $(10,712,753)      $(8,221,226)      $(57,574,055)
Adjustments to reconcile net loss to net cash used
in operating activities:
Depreciation and amortization ............................................           799,702           727,924          3,577,679
Issuance of convertible debt for noncash consideration ...................                --                --            905,000
Issuance of stock for noncash consideration ..............................                --                --            107,644
Compensation expense related to stock plans ..............................            56,348           290,866          1,777,708
Loss on equipment retirements ............................................                --                --              7,565
Changes in assets and liabilities:
          (Increase) in prepaid expenses and other assets ................           (61,691)         (156,235)          (242,886)
          Increase (decrease) in accounts payable and accrued liabilities           (497,332)         (432,627)           957,654
          Increase in deferred revenue and deferred contract revenue .....           660,263           710,000          3,669,971
                                                                                ------------       -----------       ------------

            Net cash provided by (used in) operating activities ..........        (9,755,463)       (7,081,298)       (46,813,720)
                                                                                ------------       -----------       ------------

Cash flows from investing activities:
Purchase of equipment, furniture and leasehold improvements ..............          (356,068)       (1,102,548)        (6,365,726)
Net sales (purchases) of short-term investments ..........................         6,490,756         4,010,769        (17,218,089)
                                                                                ------------       -----------       ------------

            Net cash used in investing activities ........................         6,134,688         2,908,221        (23,583,815)
                                                                                ------------       -----------       ------------

Cash flows from financing activities:
Proceeds from notes payable and capital lease obligations ................                --                --          2,030,823
Repayment of notes payable and capital lease obligations .................          (216,901)         (289,434)        (1,791,744)
Advance on line of credit ................................................                --                --            750,000
Proceeds from issuance of preferred stock, net ...........................                --                --         22,264,465
Proceeds from issuance of common stock, net ..............................         4,165,686         4,575,466         48,345,181
                                                                                ------------       -----------       ------------

            Net cash provided by financing activities ....................         3,948,785         4,286,032         71,598,725
                                                                                ------------       -----------       ------------

Net increase in cash and cash equivalents ................................           328,010           112,955          1,201,190
Cash and cash equivalents, beginning of period ...........................           873,180         2,145,404                 --
                                                                                ------------       -----------       ------------

Cash and cash equivalents, end of period .................................      $  1,201,190       $ 2,258,359       $  1,201,190
                                                                                ============       ===========       ============

Supplemental disclosure of cash flow information:
Cash paid during the period for interest .................................      $     21,265       $    50,186       $    454,318
Supplemental schedule of noncash financing activity:
Issuance of convertible debt for technology ..............................      $         --       $        --       $    905,000
Conversion of debt to preferred and common stock .........................      $         --       $        --       $  1,786,000

The accompanying notes are an integral part of these financial statements.

                               GENEMEDICINE, INC.
                (A DELAWARE CORPORATION IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 1998
                                   (unaudited)

1. ORGANIZATION AND BASIS OF PRESENTATION

GeneMedicine, Inc. ("GeneMedicine" or the "Company") is a Delaware corporation in the development stage. The Company is developing non-viral gene therapies that may provide unique clinical benefits in the treatment of a number of human diseases. The Company intends to develop its products through alliances with major pharmaceutical and biotechnology companies.

The Company has devoted substantially all of its efforts to research and product development and has not yet generated any revenues from the sale of products, nor is there any assurance of future product revenues. In addition, the Company expects to continue to incur losses for the foreseeable future, and there can be no assurance that the Company will successfully complete the transition from a development stage company to successful operations. The research and development activities engaged in by the Company involve a high degree of risk and uncertainty. The ability of the Company to successfully develop, manufacture and market its proprietary products is dependent upon many factors. These factors include, but are not limited to, the need for additional financing, the ability to establish and maintain collaborative arrangements for research, development and commercialization of products with corporate partners, and the ability to develop or access manufacturing, sales and marketing experience. Additional factors include uncertainties as to patents and proprietary technologies, technological change and risk of obsolescence, development of products, competition, government regulations and regulatory approval, and product liability exposure. As a result of the aforementioned factors and the related uncertainties, there can be no assurance of the Company's future success.

The accompanying interim financial statements are unaudited and reflect all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods presented. Results for interim periods are not necessarily indicative of the results to be expected for the entire year ending December 31, 1998. These financial statements should be read in conjunction with the Company's audited financial statements included with the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

Effective January 1, 1998, the Company adopted Financial Accounting Standards No. 130, "Reporting Comprehensive Income." Statement No. 130 establishes standards for reporting and displaying comprehensive income and its components. Comprehensive income is the total of net income and all other non- owner changes in equity. For the period from inception (January 2, 1992) through September 30, 1998, the only component of comprehensive income for the Company is net income. Adopting Statement No. 130 had no effect on the Company's financial position or results of operation.

2. COLLABORATIVE AGREEMENTS

Effective February 1995, the Company and Corange International Ltd. ("Corange"), the parent company of Boehringer Mannheim entered into a multi-year alliance agreement to develop gene therapy products to treat selected cancer indications. Under the terms of the agreement, Corange agreed to, among other things, invest $20 million in the common equity of the Company at $4 million per year. The first four $4 million equity investments were made in July 1995, February 1996, February 1997 and February 1998 in which 444,444, 418,629, 533,333 and 533,333 common shares were issued at $9.00, $9.56, $7.50 and $7.50 per share, respectively. In August 1998, the agreement was amended to extend the field of the alliance and the research term of the collaboration. In connection with this amendment, GeneMedicine agreed to forgo the requirement of the equity purchase by Corange due on February 1, 1999, and Corange agreed to pay the Company certain additional research and milestone payments.

3. SUBSEQUENT EVENTS

On October 24, 1998, GeneMedicine entered into a definitive merger agreement (the "Merger Agreement") with Megabios Corp. ("Megabios") pursuant to which the Company will become a wholly-owned subsidiary of Megabios in a stock for stock merger (the "Merger") intended to qualify as a tax-free reorganization. Under the terms of the Merger Agreement, which was unanimously approved by the boards of directors of both companies, each share of GeneMedicine Common Stock outstanding at the time of the Merger will be exchanged, at a fixed exchange ratio of 0.571, for newly issued shares of Common Stock of Megabios. This will result in the issuance of approximately 9.1 million additional Megabios shares. In addition, all outstanding employee stock options of GeneMedicine will convert into Megabios options at the same exchange ratio. The proposed transaction will be accounted for as a purchase, and is subject to the approval of the stockholders of both companies and appropriate government agencies, as well as the satisfaction or waiver of customary closing conditions. The transaction is expected to close in the first calendar quarter of 1999.

Pursuant to its Amended and Restated Certificate of Incorporation, the Company has provided Syntex Corporation written notice of the Company's intention to convert all outstanding shares of its Series B Preferred Stock into 1,071,428 shares of its Common Stock, effective November 10, 1998.

                               GENEMEDICINE, INC.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, the early stage of GeneMedicine, Inc.'s development and technological uncertainty, dependence on collaborative partners and licenses, the failure of existing or future partnerships to be successful, future capital needs and uncertainty of additional funding, uncertainty of patent protection, uncertainty of government regulatory requirements, level of competition and rapid technological change, as well as those set forth in this section and in the section entitled "Risk Factors" and elsewhere in the Company's Form 10-K for the year ended December 31, 1997.

Since its inception in January 1992, GeneMedicine has devoted its resources primarily to fund its research and development programs. The Company has been unprofitable since inception and to date has not received any revenues from the sale of products. No assurance can be given that the Company will be able to generate sufficient product revenues to attain profitability on a sustained basis or at all. The Company expects to incur substantial losses for the next several years as it continues to invest in product research and development, preclinical studies, clinical trials and regulatory compliance. At September 30, 1998, the Company's accumulated deficit was approximately $57.6 million.

RESULTS OF OPERATIONS

Revenues of $1.3 million and $4.3 million were recorded for the three and nine months ended September 30, 1998, respectively, which consisted primarily of contract revenue of $1.0 million and $3.1 million, and interest income of $0.3 million and $1.0 million, respectively. These results compare with revenues of $1.5 million and $5.3 million for the three and nine months ended September 30, 1997, respectively, which consisted primarily of contract revenue of $1.0 million and $3.5 million, and interest income of $0.4 million and $1.3 million, respectively. Contract revenues in each respective period primarily resulted from a corporate partnership with certain Boehringer Mannheim subsidiaries ("Boehringer Mannheim") of Corange International Ltd. ("Corange"), which was acquired by Roche Holding Ltd. in March 1998, to develop non-viral gene medicines using certain genes to treat human cancer indications. The decrease in contract revenue for the first nine months of 1998 compared to the same period in 1997 was due to the recognition in 1997 of a $0.5 million milestone payment from Boehringer Mannheim for achieving clearance from the U.S. Food and Drug Administration to commence a Phase I clinical trial using the Company's IL- 2 Gene Medicine, which GeneMedicine is developing for the treatment of head and neck cancer.

The Company's research and development expenses for the quarter ended September 30, 1998 were $3.8 million, compared to $3.3 million for the third quarter of 1997. For the nine months ended September 30, 1998, research and development expenses increased to $11.5 million from $10.1 million for the same period in 1997. These increases were generally due to the expansion of the Company's research and development activities, resulting in staffing increases and the related salary and benefit costs, as well as additional laboratory supplies and other support costs. The expansion of the Company's research and development activities has been driven primarily by the progression of research in the field of genetic vaccines and clinical development efforts in the field of cancer. The Company anticipates that research and development expenditures will increase over the next several years as it continues to expand its research and product development efforts.

General and administrative expenses remained relatively unchanged at $1.2 million and $3.4 million for the three and nine months ended September 30, 1998, respectively, compared to the same periods in 1997.

Losses per share for the three and nine months ended September 30, 1998 were $0.25 and $0.74, respectively, as compared to losses per share of $0.22 and $0.60 for the same periods in 1997. The increases in the Company's net loss per share for the three and nine months ended September 30, 1998 were primarily the result of decreased contract revenue and increased research and development expenses as described above.

LIQUIDITY AND CAPITAL RESOURCES

Since its inception, the Company has financed its operations primarily through private and public sales of its equity securities, interest income on invested funds and revenues from corporate alliances. Through September 30, 1998, the Company had received approximately $70.6 million in net proceeds from sales of its equity securities. At September 30, 1998, the Company had working capital of $17.6 million and cash, cash equivalents and short-term investments of $18.4 million. In addition, in October 1998 the Company received a $1.25 million, scheduled contract research payment from Boehringer Mannheim.

The Company expects its cash requirements to increase significantly in future periods. The Company will require substantial funds to conduct research and development programs, preclinical studies and clinical trials of its potential products and to market with its partners any products that are developed. In addition, the Company currently plans to manufacture clinical scale quantities of its products, which will require the Company to expend substantial additional capital. The Company's future capital requirements will depend on many factors, including the ability to maintain existing and establish additional corporate partnerships, continued scientific progress in its research and development programs, the scope and results of preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, competing technological developments, the cost of manufacturing, and scale-up and effective commercialization activities and arrangements. Based on its current plans, the Company believes that its available cash, including proceeds from projected interest income and anticipated funding from its corporate alliance with Boehringer Mannheim, will enable the Company to maintain its current and planned operations into the first quarter of 2000. There can be no assurance, however, that changes in the Company's research and development plans or other changes affecting the Company's operating expenses will not result in the expenditure of such resources before such time. If the merger with Megabios Corp. described in
Note 2 to the Notes to Financial Statements included elsewhere herein is not consummated, the Company intends to seek additional funding through public or private financing, research and development arrangements with potential corporate partners, or from other sources to augment its current cash position. There can be no assurance that additional financing will be available on favorable terms, if at all. In the event that adequate funding is not available, the Company may be required to delay, reduce or eliminate one or more of its research or development programs or obtain funds through arrangements with corporate collaborators or others that may require the Company to relinquish greater or all rights to product candidates at an earlier stage of development or on less favorable terms than the Company would otherwise seek. Insufficient financing may also require the Company to relinquish rights to certain of its technologies that the Company would otherwise develop or commercialize itself. The Company's business is subject to significant risks, including, without limitation, uncertainties associated with the length and expense of the regulatory approval process, uncertainty associated with obtaining and enforcing patents and risks associated with dependence on corporate partners. Although the Company's products may appear promising at an early stage of development, they may not be successfully commercialized for a number of reasons, such as the possibility that the potential products will be determined to be ineffective during clinical trials, fail to receive necessary approvals, be uneconomical to manufacture or market, or be precluded from commercialization by proprietary rights of third parties. In addition, the failure by the Company to obtain patent protection for its products may make certain of its products commercially unattractive. There can be no assurance that any collaboration will be continued or result in successful commercialized products.

The Company is currently developing and executing a plan to insure that its system and software infrastructure are Year 2000 compliant. Key financial information and operational systems will be assessed and plans will be developed to address required systems modifications. Given the relatively small size of the Company's systems and the Company's predominantly new hardware, software and operating systems, management does not anticipate any significant delays in becoming Year 2000 compliant. However, the Company is unable to control whether its current and future strategic partners and vendors systems are Year 2000 compliant. At this time management does not believe that Year 2000 changes will have a material impact on the Company's business, financial condition or results of operations.

                               GENEMEDICINE, INC.


                           PART II - OTHER INFORMATION

Item 1.   Legal Proceedings

None

Item 2.   Changes in Securities and Use of Proceeds None

Item 3.   Defaults upon Senior Securities None

Item 4.   Submission of Matters to a Vote of Security Holders None

Item 5.   Other Information

Pursuant to recent changes to the proxy rules, unless a stockholder who wishes to bring a matter before the stockholders at the Company's 1999 annual meeting of stockholders notifies the Company of such matter prior to March 21, 1999, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.

Item 6.   Exhibits and Reports on Form 8-K

      (a) Exhibit Number         Description
          --------------         -----------

             10.24           Management Change of Control Incentive Plan dated
                             July 1, 1998

            +10.25 Binding Letter Agreement between Registrant and Corange International Limited dated August 4, 1998

              27             Financial Data Schedule

      (b) On July 27, 1998 and August 3, 1998 the Registrant filed a current report on Form 8-K and Form 8-K/A, respectively, to report a change in Registrant's certifying accountant.

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions will be filed separately with the Securities and Exchange Commission.

                               GENEMEDICINE, INC.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                               GENEMEDICINE, INC.

Date: 11/06/1998     By: John M. Dodson
                     ------------------

                         John M. Dodson
                         Director, Finance & Accounting
                        (on behalf of the Registrant and as the Registrant's
                         Chief Accounting Officer)

                                  EXHIBIT 10.24

                               GENEMEDICINE, INC.

                   MANAGEMENT CHANGE OF CONTROL INCENTIVE PLAN

1.    PURPOSES.

      (a) The purpose of the Plan is to provide a means by which selected employees of the Company may be given an opportunity to participate in the proceeds of a Change of Control transaction.

      (b) The Company, by means of the Plan, seeks to retain the services of persons who are now employees of the Company, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

2.    DEFINITIONS.

      (a) "ACQUISITION POOL" means an amount of cash and/or securities, determined pursuant to the Plan, equal to 3% of the Net Proceeds received by the Company upon a Change of Control.

      (b) "BOARD" means the Board of Directors of the Company.

      (c) "CHANGE OF CONTROL" means the occurrence of any one or more of the following events: (i) a merger or consolidation in which the Company is not the surviving corporation and in which the Company's stockholders immediately prior to the transaction do not hold beneficial ownership of at least fifty percent (50%) of the outstanding voting shares of the new or continuing corporation; (ii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common and preferred stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; (iii) the sale, exchange or other disposition, in one transaction or a series of related transactions, of at least a majority of the outstanding shares of the Company's common and preferred stock (determined on an as-converted basis) in which the Company's stockholders immediately prior to such transaction or transactions do not hold beneficial ownership of at least fifty percent (50%) of the outstanding voting shares of the Company or of the ownership interests of the entity for which such shares are exchanged (taking into account only such stockholders' ownership of the Company prior to the time such transaction or transactions commenced); (iv) the Company sells all or substantially all of its assets to a single purchaser or to a group of associated purchasers; or (v) any other transaction, or series of related transactions, which, in effect, result in a change of control of the Company, as evidenced, for example, by a change in a majority of the members of the Board of Directors or the power to effect such a change, all as determined by the Board of Directors as constituted before such change.

      (d) "CLOSING" means the closing of a transaction constituting a Change of Control.

      (e) "COMPANY" means GeneMedicine, Inc., a Delaware corporation.

      (f) "KEY EMPLOYEE" means any person employed by the Company who is designated by the Board from time to time as a Key Employee. The individuals currently designated by the Board as Key Employees are: Eric Tomlinson, Norman Hardman, Alain Rolland, Joseph Bossart, Richard Waldron, and Kathryn Stankis.

      (g) "NET PROCEEDS" means the sum of all cash and/or the market value of any securities received by the Company in connection with a transaction, reduced (1) by the selling and other expenses incurred in connection with such transaction; and (2) by the liabilities of the Company, if any, retained by the Company's stockholders following such transaction (not including any liabilities created as a result of the establishment of this
      Plan). Any contingent payments payable in connection with any transaction, less any related expenses and liabilities as discussed above, shall be included in the determination of Net Proceeds. In the event that all or part of the consideration received by the Company in a transaction is in the form of securities, the Net Proceeds received by the Company shall be deemed to include the fair market value of such securities, determined on the same basis on which such securities were valued in the transaction.

      (h) "PLAN" means this GeneMedicine, Inc. Management Change in Control Incentive Plan.

3.    ADMINISTRATION.

      (a) The Plan shall be interpreted and administered by the Board, whose actions shall be final and binding on all persons, including each employee.

      (b) The Board, in its sole discretion, shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

            (1) To determine from time to time which employees of the Company shall be designated as Key Employees entitled to participate in the Plan. This authority shall also include the ability to determine that one or more employees previously designated as Key Employees shall no longer be entitled to participate in the Plan.

            (2) To determine whether or not a transaction or related series of transactions results in a Change of Control.

            (3) To establish, change and adjust, in its sole discretion except to the extent specified in the Plan, the percentage allocation of the cash or securities in the Acquisition Pool to each of the Key Employees.

      (c) The Board may delegate some or all of its powers and responsibilities under the Plan either to a committee of the Board or to one or more officers of the Company.

4.    ALLOCATION OF ACQUISITION POOL.

      (a) The allocation of the Acquisition Pool to individuals designated as Key Employees as of the date hereof shall be as follows:

            (1) Eric Tomlinson 30%

            (2) Norman Hardman 21%

            (3) Alain Rolland 11%

            (4) Joseph Bossart 8%

            (5) Richard Waldron 8%

            (6) Kathryn Stankis 7%;

            (b) Under no circumstances will the Key Employees specified in
            (a)(1) and (a)(2) above receive an allocation or distribution pursuant to this Plan in excess of $700,000; and (ii) no other employee shall receive an allocation or distribution in excess of two (2) times his or her base salary as in effect as of the Closing.

      (c) Other employees eligible to receive benefits under this Plan shall receive allocations from 15% of the Acquisition Pool.

5.    DISTRIBUTIONS.

      (a) If the conditions for distributions set forth in the Plan are satisfied, each employee shall be entitled to receive, upon the Closing, a distribution equal to (i) such employee's allocation of the Acquisition Pool times (ii) the aggregate dollar value of the Acquisition Pool, subject to the limitations set forth in Section 4 above. Such distributions shall be made in cash and/or securities as determined by the Board. While generally each participant will receive his or her distributive share of the Acquisition Pool in the same form or forms of payment and in the same proportions as that made by the purchaser(s) upon the Change of Control, the Board shall have the discretion to restructure the form and timing of payment of such distributions to accommodate the business objectives of the Company in the Change of Control, which may include, but not be limited to, (1) consideration of the tax consequences to the Company, its stockholders, and the Plan's participants, (2) financial accounting consequences for the Company or the acquiror, and (3) satisfaction of any applicable securities law requirements.

      (b) An individual must be an employee of the Company at the time of the Closing in order to receive his or her allocation of the Acquisition Pool.

      (c) Subject to any adjustments made under Section 5(a) above, if any, payments to employees under the Plan shall be made within 30 days of the Closing, except for payments to be made with respect to contingent payments payable in connection with a Change of Control, which shall be made as soon as administratively reasonable following the receipt by the Company of such payments.

      (d) Anything in the Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of an employee (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise) (a "Payment") would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code (the "Code") and would cause the employee to be liable for an excise tax pursuant to
      Section 4999 of the Code, then the aggregate present value of amounts payable or distributable under this Plan may be reduced to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of benefits without causing any Payment to be nondeductible by the Company because of Section 280G of the Code or to create an excise tax liability under Section 4999 of the Code. For purposes of this Paragraph (d), present value shall be determined in accordance with Section 280G(d)(4) of the Code. The decisions as to whether or not to reduce the benefits to the Reduced Amount, and as to the manner of any such reduction, shall be made by the Company in its sole discretion, and such decisions shall be binding upon the Company and each employee.

6.    AMENDMENT OR TERMINATION OF THE PLAN.

      (a) The Board at any time, and from time to time prior to the Closing, may amend or terminate the Plan.

      (b) The Plan shall automatically terminate upon the earlier to occur of
      (i) May 17, 2000 or (ii) the Closing and completion of all payments under the terms of the Plan.

7.    NO GUARANTEE OF FUTURE SERVICE.

Selection of an individual to participate in the Plan shall not provide any guarantee or promise of continued service of the participant with the Company, and the Company retains the right to terminate the employment of any employee at any time, with or without cause, for any reason or no reason, except as may be restricted by law or contract.

8.    TAX WITHHOLDING

The Company shall withhold from any distributions under the Plan any amount required to satisfy the Company's income and employment tax withholding obligations under Federal and State Law.

9.    CHOICE OF LAW

All questions concerning the construction, validation and interpretation of the Plan will be governed by the law of the State of Texas.

10.   HEADINGS

The headings in the Plan are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

The Plan is adopted by an authorized officer of the Company effective as of the 1st day of July, 1998.

                                 GENEMEDICINE, INC.


                                 By: Kathryn Stankis
                                 -------------------
                                   Its: Vice President, Human Resources

CONFIDENTIAL TREATMENT
REQUESTED UNDER 17 C.F.R.
SECTIONS 200.80(b)(4), 200.83 AND
240.24b-2. * INDICATES OMITTED
MATERIAL THAT IS THE SUBJECT OF
A CONFIDENTIAL TREATMENT
REQUEST THAT IS FILED
SEPARATELY WITH THE
COMMISSION

                                  EXHIBIT 10.25
                            BINDING LETTER AGREEMENT

This Letter Agreement is made and entered into this August 4, 1998 by and between Corange International Limited, a Bermudan corporation having its principal place of business at P.O. Box HM 2026, Hamilton, HM HX, Bermuda ("Corange") and GeneMedicine, Inc., a Delaware corporation having its principal place of business at 8301 New Trails Drive, The Woodlands, Texas 77381-4248 ("GMED") to amend the Alliance Agreement (the "Alliance Agreement") dated July 17, 1995 as amended and Share Purchase Agreement (the "Share Purchase Agreement") dated July 17, 1995 by and between Corange and GMED. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Alliance Agreement.

The parties hereby set forth in this Binding Letter Agreement the terms for amending the Alliance Agreement and Share Purchase Agreement. These terms are as follows:

A) The Research Term of the Alliance Agreement shall be extended for twenty-four (24) months to February 3, 2002, which is the date of the seventh anniversary of the Effective Date of the Alliance Agreement.

      B) The Research Plan of September 23, 1997 as updated April 2, 1998, which is now in place, is continued with respect to the three Research Leads for the genes IL-2 (clinical study phase II), Interferon-(alpha) (clinical study phase I/II) and IL-12 (clinical study phase I/II).

      C) No rights are or have been granted to GMED under the Alliance Agreement, or any other agreement entered into prior to the date of this Letter Agreement by GMED with Corange or an affiliate of Corange including members of the Roche group of companies to any proprietary technology owned or controlled by Corange or an affiliate of Corange relating to genes IL-2, Interferon-(alpha) or IL-12 (all of said proprietary technology herein referred to as Corange Proprietary Technology). Sect.
      14.1 b of the Alliance Agreement remains applicable. GMED's rights to the DOTMA technology under the License Agreement between Syntex (U.S.A.) Inc. and GeneMedicine, Inc. dated April 8, 1994 remain unchanged.

*** confidential treatment requested

      D) GMED shall be entitled to develop and commercialize products in the Field alone or with other partners under GMED's own proprietary technology, or proprietary technology developed during the Research Term, if Corange or an affiliate of Corange does not *** or if *** or if GMED fails to ***. In the latter case, it is agreed that the Alliance shall terminate and GMED and Corange shall each have the right to develop and commercialize Products in the Field pursuant to Sect. 7.3 of the Alliance Agreement. Even in these cases, no rights are implied or granted to GMED under this provision to Corange Proprietary Technology.

      E) Corange and GMED agree that the research funding continues as contemplated in the Alliance Agreement. Out of this research funding GMED will pay in particular all costs of phase II clinical development including any cost for biological materials for conducting clinical studies. The phase II clinical development will consist of (i) performance of a phase II clinical trial using the Research Lead for IL-2 (one trial),
      (ii) performance of a phase I/II clinical trial using the Research Lead for Interferon-(alpha) (one trial) and (iii) performance of a phase I/II clinical trial with the Research Lead IL-12 (one trial) and (iv) associated preclinical development necessary to support such clinical trials.

      Corange and GMED agree that the milestone payment under Sect. 6.2 of the Alliance Agreement will be payable upon *** during the term of the Alliance Agreement of each of the milestone events described in Section
      6.2 for ***.

      F) The definition of "Field" in the Alliance Agreement is amended to read as follows: "Field" means any non-viral Gene Therapy method using IL-2, Interferon-(alpha) or IL-12 or any combination thereof for the treatment of all cancer indications in humans.

      G) GMED shall forego the requirement of the equity purchase by Corange due on February 1, 1999 pursuant to Section 1.2 (b) of the Share Purchase Agreement. In addition to funding under Section 6.1 of the Alliance Agreement GMED shall receive from Corange an amount of *** payable during the Research Term, at the latest on *** in consideration for extending the Field.

      Corange shall pay GMED a one time milestone in an amount of *** upon ***. Except for the occurrence of payment of this milestone of *** the milestone payments under Sect. 6.2 of the Alliance Agreement shall remain unchanged.

      H) Corange and GMED agree that failure to achieve an Interim Research Milestone due to the use of inappropriate or unsuitable models, inappropriate product concepts or inappropriate gene selections will result only in modification of the Research Plan, if the RMC has approved the Research Plan under which such work is performed.

***   confidential treatment requested

This Letter Agreement takes precedence over all previous agreements by and between the parties with respect to the subject matter of the Alliance Agreement and Share Purchase Agreement. In case of any inconsistencies between the terms of this Letter Agreement and the terms of either or both of the Alliance Agreement and Share Purchase Agreement this Letter Agreement shall supercede and predominate. Except as amended and modified herein, the Alliance Agreement and the Share Purchase Agreement shall remain in full force and effect in accordance with respective terms.

IN WITNESS THEREOF, the parties have executed this Binding Letter Agreement as of the date first set forth above.

CORANGE INTERNATIONAL LIMITED    GENEMEDICINE, INC.

/s/ JOHN R. TALBOT               /s/ NORMAN HARDMAN
------------------               ------------------

By: John R. Talbot               By: Norman Hardman
Title: President                 Title: President and COO

/s/ C GEORGE BURCH
------------------

By: C George Burch
Title: Director

(ARTICLE) 5

(PERIOD-TYPE)              9-MOS
(FISCAL-YEAR-END)                   DEC-31-1998
(PERIOD-START)                      JAN-01-1998
(PERIOD-END)                        SEP-30-1998
(CASH)                             18,419,279
(SECURITIES)                                0
(RECEIVABLES)                               0
(ALLOWANCES)                                0
(INVENTORY)                                 0
(CURRENT-ASSETS)                   18,661,586
(PP&E)                              2,777,353
(DEPRECIATION)                              0
(TOTAL-ASSETS)                     21,442,646
(CURRENT-LIABILITIES)               1,065,733
(BONDS)                                     0
(PREFERRED-MANDATORY)                       0
(PREFERRED)                             3,750
(COMMON)                               14,579
(OTHER-SE)                         16,688,614
(TOTAL-LIABILITY-AND-EQUITY)       21,442,646
(SALES)                                     0
(TOTAL-REVENUES)                    4,253,969
(CGS)                                       0
(TOTAL-COSTS)                      14,966,722
(OTHER-EXPENSES)                            0
(LOSS-PROVISION)                            0
(INTEREST-EXPENSE)                     21,265
(INCOME-PRETAX)                   (10,712,753)
(INCOME-TAX)                                0
(INCOME-CONTINUING)               (10,712,753)
(DISCONTINUED)                              0
(EXTRAORDINARY)                             0
(CHANGES)                                   0
(NET-INCOME)                      (10,712,753)
(EPS-PRIMARY)                           (0.74)
(EPS-DILUTED)                           (0.74)

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-Q/A

     [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                For the quarterly period ended September 30, 1998

                                       or

     [_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                          Commission file number: 24572

                               GENEMEDICINE, INC.
             (Exact name of registrant as specified in its charter)

                      Delaware                        76-0355802
          (State or other jurisdiction of           (IRS Employer
           incorporation or organization)         Identification No.)

             8301 New Trails Drive, The Woodlands, Texas 77381-4248
               (Address of principal executive office) (zip code)

                                 (281) 364-1150
              (Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes |X| No |_|

As of November 5, 1998, there were outstanding 14,579,376 and 3,750,000 shares of Common Stock and Series B Preferred Stock, par value $.001, respectively, of the registrant. Page 1

                               GENEMEDICINE, INC.
                (A DELAWARE CORPORATION IN THE DEVELOPMENT STAGE)

                                   FORM 10-Q/A

                                TABLE OF CONTENTS


                                    PAGE NO.
COVER PAGE......................................................1
TABLE OF CONTENTS...............................................2

PART I. FINANCIAL INFORMATION

ITEM 2.

Management's Discussion and Analysis of Financial Condition and
Results of Operations...........................................3

PART II. OTHER INFORMATION......................................6

SIGNATURES......................................................7

                               GENEMEDICINE, INC.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, the early stage of GeneMedicine, Inc.'s development and technological uncertainty, dependence on collaborative partners and licenses, the failure of existing or future partnerships to be successful, future capital needs and uncertainty of additional funding, uncertainty of patent protection, uncertainty of government regulatory requirements, level of competition and rapid technological change, as well as those set forth in this section and in the section entitled "Risk Factors" and elsewhere in the Company's Form 10-K for the year ended December 31, 1997.

Since its inception in January 1992, GeneMedicine, Inc. (the "Company" or "GeneMedicine") has devoted its resources primarily to fund its research and development programs. The Company has been unprofitable since inception and to date has not received any revenues from the sale of products. No assurance can be given that the Company will be able to generate sufficient product revenues to attain profitability on a sustained basis or at all. The Company expects to incur substantial losses for the next several years as it continues to invest in product research and development, preclinical studies, clinical trials and regulatory compliance. At September 30, 1998, the Company's accumulated deficit was approximately $57.6 million.

RESULTS OF OPERATIONS

Revenues of $1.3 million and $4.3 million were recorded for the three and nine months ended September 30, 1998, respectively, which consisted primarily of contract revenue of $1.0 million and $3.1 million, and interest income of $0.3 million and $1.0 million, respectively. These results compare with revenues of $1.5 million and $5.3 million for the three and nine months ended September 30, 1997, respectively, which consisted primarily of contract revenue of $1.0 million and $3.5 million, and interest income of $0.4 million and $1.3 million, respectively. Contract revenues in each respective period primarily resulted from a corporate partnership with certain Boehringer Mannheim subsidiaries ("Boehringer Mannheim") of Corange International Ltd. ("Corange"), which was acquired by Roche Holding Ltd. in March 1998, to develop non-viral gene medicines using certain genes to treat human cancer indications. The decrease in contract revenue for the first nine months of 1998 compared to the same period in 1997 was due to the recognition in 1997 of a $0.5 million milestone payment from Boehringer Mannheim for achieving clearance from the U.S. Food and Drug Administration to commence a Phase I clinical trial using the Company's IL-2 Gene Medicine, which GeneMedicine is developing for the treatment of head and neck cancer.

The Company's research and development expenses for the quarter ended September 30, 1998 were $3.8 million, compared to $3.3 million for the third quarter of 1997. For the nine months ended September 30, 1998, research and development expenses increased to $11.5 million from $10.1 million for the same period in 1997. These increases were generally due to the expansion of the Company's research and development activities, resulting in staffing increases and the related salary and benefit costs, as well as additional laboratory supplies and other support costs. The expansion of the Company's research and development activities has been driven primarily by the progression of research in the field of genetic vaccines and clinical development efforts in the field of cancer. The Company anticipates that research and development expenditures will increase over the next several years as it continues to expand its research and product development efforts.

General and administrative expenses remained relatively unchanged at $1.2 million and $3.4 million for the three and nine months ended September 30, 1998, respectively, compared to the same periods in 1997.

Losses per share for the three and nine months ended September 30, 1998 were $0.25 and $0.74, respectively, as compared to losses per share of $0.22 and $0.60 for the same periods in 1997. The increases in the Company's net loss per share for the three and nine months ended September 30, 1998 were primarily the result of decreased contract revenue and increased research and development expenses as described above.

LIQUIDITY AND CAPITAL RESOURCES

Since its inception, the Company has financed its operations primarily through private and public sales of its equity securities, interest income on invested funds and revenues from corporate alliances. Through September 30, 1998, the Company had received approximately $70.6 million in net proceeds from sales of its equity securities. At September 30, 1998, the Company had working capital of $17.6 million and cash, cash equivalents and short-term investments of $18.4 million. In addition, in October 1998 the Company received a $1.25 million, scheduled contract research payment from Boehringer Mannheim.

The Company expects its cash requirements to increase significantly in future periods. The Company will require substantial funds to conduct research and development programs, preclinical studies and clinical trials of its potential products and to market with its partners any products that are developed. In addition, the Company currently plans to manufacture clinical scale quantities of its products, which will require the Company to expend substantial additional capital. The Company's future capital requirements will depend on many factors, including the ability to maintain existing and establish additional corporate partnerships, continued scientific progress in its research and development programs, the scope and results of preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, competing technological developments, the cost of manufacturing, and scale-up and effective commercialization activities and arrangements. Based on its current plans, the Company believes that its available cash, including proceeds from projected interest income and anticipated funding from its corporate alliance with Boehringer Mannheim, will enable the Company to maintain its current and planned operations into the first quarter of 2000. There can be no assurance, however, that changes in the Company's research and development plans or other changes affecting the Company's operating expenses will not result in the expenditure of such resources before such time. If the merger with Megabios Corp. described in
Note 2 to the Notes to Financial Statements included elsewhere herein is not consummated, the Company intends to seek additional funding through public or private financing, research and development arrangements with potential corporate partners, or from other sources to augment its current cash position. There can be no assurance that additional financing will be available on favorable terms, if at all. In the event that adequate funding is not available, the Company may be required to delay, reduce or eliminate one or more of its research or development programs or obtain funds through arrangements with corporate collaborators or others that may require the Company to relinquish greater or all rights to product candidates at an earlier stage of development or on less favorable terms than the Company would otherwise seek. Insufficient financing may also require the Company to relinquish rights to certain of its technologies that the Company would otherwise develop or commercialize itself.

The Company's business is subject to significant risks, including, without limitation, uncertainties associated with the length and expense of the regulatory approval process, uncertainty associated with obtaining and enforcing patents and risks associated with dependence on corporate partners. Although the Company's products may appear promising at an early stage of development, they may not be successfully commercialized for a number of reasons, such as the possibility that the potential products will be determined to be ineffective during clinical trials, fail to receive necessary approvals, be uneconomical to manufacture or market, or be precluded from commercialization by proprietary rights of third parties. In addition, the failure by the Company to obtain patent protection for its products may make certain of its products commercially unattractive. There can be no assurance that any collaboration will be continued or result in successful commercialized products.

IMPACT OF YEAR 2000 ON INFORMATION SYSTEMS

Year 2000 exposure is the result of computer programs using two instead of four digits to represent the year. These computer programs may erroneously interpret dates beyond the year 1999, which could cause system failures or other computer errors, leading to disruptions in operations.

Genemedicine is currently developing and executing a plan to insure that its system and software infrastructure are Year 2000 compliant. GeneMedicine is in the process of conducting an internal review to identify financial information and operations systems and applications from which it has exposure to Year 2000 disruptions in operations. Given the relatively small size of GeneMedicine's information systems and GeneMedicine's predominantly new hardware, software and operating systems, management expects to be Year 2000 compliant by the end of the fourth quarter of 1999.

Additionally, GeneMedicine has contacted key vendors and other third- parties with which GeneMedicine has a significant relationship to determine their readiness with respect to Year 2000 issues. GeneMedicine has been assured that such third parties are either Year 2000 compliant or will be compliant by the end of the fourth quarter of 1999. GeneMedicine is unable to control whether its current and future strategic partners' and vendors' systems are or will be Year 2000 compliant.

GeneMedicine has prepared a preliminary estimate of total Year 2000 remediation expenses of $10,000. These anticipated expenses are primarily for training and education of information systems personnel and upgrades of certain software.

GeneMedicine has not yet evaluated the consequences of its most reasonably likely worst case Year 2000 scenario nor has GeneMedicine completed Year 2000 contingency planning to address the question of what GeneMedicine will do if Year 2000 compliance is not achieved. However at this time, management does not believe that any systems, applications or third-party relationships will have a material impact on GeneMedicine's business, financial condition or results of operations if GeneMedicine is not Year 2000 compliant prior to the end of the fourth quarter of 1999.

                               GENEMEDICINE, INC.

                           PART II - OTHER INFORMATION

Item 5. Other Information

Pursuant to recent changes to the proxy rules, unless a stockholder who wishes to bring a matter before the stockholders at the Company's 1999 annual meeting of stockholders notifies the Company of such matter prior to March 21, 1999, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.

On October 24, 1998 in connection with the Merger Agreement, the Company and American Stock Transfer & Trust ("AST&T) executed an Amendment to the Rights Agreement between the Company and AST&T, a copy of which is attached hereto as
Exhibit 4.3.

Item 6. Exhibits and Reports on Form 8-K

      (a) Exhibit Number    Description
          --------------    -----------

            4.3 Amendment to Rights Agreement between Registrant and American Stock Transfer & Trust Company dated October 24, 1998

            10.24       Management Change of Control Incentive Plan dated July
                        1, 1998

            +10.25 Binding Letter Agreement between Registrant and Corange International Limited dated August 4, 1998

            27          Financial Data Schedule

      (b) On July 27, 1998 and August 3, 1998 the Registrant filed a current report on Form 8-K and Form 8-K/A, respectively, to report a change in Registrant's certifying accountant.

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions will be filed separately with the Securities and Exchange Commission.

                               GENEMEDICINE, INC.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                               GENEMEDICINE, INC.

Date: 11/23/1998              By:  /s/ John M. Dodson
                                   ------------------
                              John M. Dodson
                         Director, Finance & Accounting
                         (on behalf of the Registrant and as the
                         Registrant's Chief Accounting Officer)

                                   EXHIBIT 4.3

                          AMENDMENT TO RIGHTS AGREEMENT

                                     BETWEEN

                               GENEMEDICINE, INC.

                                       AND

                     AMERICAN STOCK TRANSFER & TRUST COMPANY

THIS AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is made this 24th day of October, 1998, by and between GeneMedicine, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, as rights agent (the "Rights Agent").

WHEREAS, the Company is entering into an Agreement and Plan of Merger and Reorganization (as the same may be amended from time to time, the "Merger Agreement") among the Company, Megabios Corp., a Delaware corporation ("Megabios"), and Montana Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Megabios (the "Merger Sub"), pursuant to which Merger Sub will merge with and into the Company and the Company will survive as a wholly-owned subsidiary of Megabios, and the former stockholders of the Company will receive shares of Common Stock of Megabios; and

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of January 16, 1996, as amended (the "Rights Agreement"); and

WHEREAS, the parties desire to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:

             Notwithstanding the foregoing, no Person shall be or become an Acquiring Person by reason of (i) the execution and delivery of the Agreement and Plan of Merger and Reorganization, dated as of October 24, 1998, among Megabios Corp., a Delaware corporation, Montana Acquisition Sub, Inc., a Delaware corporation ("Merger Sub"), and the Company (the "Merger Agreement") or the execution of any amendment thereto, (ii) the merger of Merger Sub with and into the Company, or (iii) the consummation of any other transaction contemplated by the Merger Agreement.

2. The definition of "Change of Control" set forth in Section 1(e) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:

             Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, (ii) the merger of Merger Sub with and into the Company, or (iii) the consummation of any other transaction contemplated by the Merger Agreement.

             3. The definition of "Shares Acquisition Date" in Section 1(n) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:

             Notwithstanding anything else set forth in this Agreement, a Shares Acquisition Date shall not be deemed to have occurred by reason of
             (i) the public announcement, public disclosure, execution and delivery or amendment of the Merger Agreement, (ii) the merger of Merger Sub with and into the Company, or (iii) the consummation of any other transaction contemplated by the Merger Agreement.

             4. Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:

             Notwithstanding anything else set forth in this Agreement, no Distribution Date shall be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement,
             (ii) the merger of Merger Sub with and into the Company, or (iii) the consummation of any other transaction contemplated by the Merger Agreement.

             5. Section 7(a) of the Rights Agreement is hereby amended by deleting the word "or" on the penultimate line of the section and adding the following clause at the end of that section:

                   , or (iv) immediately before the Effective Time, as defined in the Merger Agreement.

6. Section 13(c) of the Rights Agreement is hereby amended to add the following parenthetic phrase at the beginning of the second line of that section: (other than any such transaction contemplated by the Merger Agreement)

7. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

8. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

                                         GENEMEDICINE, INC.

                                         By: /s/ Norman Hardman
                                             ------------------
                                         Name: Norman Hardman
                                         Title: President & CEO
Attest:    /s/ Richard A. Waldron
           ----------------------
Name:      Richard A. Waldron
Title:     Vice President and
           Chief Financial Officer

                                         AMERICAN STOCK TRANSFER & TRUST COMPANY

                                         By: /s/ Wilbert Miles
                                             -----------------
                                         Name: Wilbert Miles
                                         Title: Vice President
Attest:    /s/ Susan Silber
           ----------------
Name:      Susan Silber
Title:     Assistant Secretary